Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES ANNOUNCES SECOND QUARTER 2016
EARNINGS EXPECTATIONS

OMAHA, NEBRASKA, June 20, 2016 - Werner Enterprises, Inc. (NASDAQ: WERN) ("Werner"), one of the nation’s largest transportation and logistics companies, announced today that, based on factors known as of the date of this release, it expects earnings per diluted share for the second quarter ending June 30, 2016 to be in the range of 21 cents to 25 cents per share. The expected earnings include a pre-tax gain on sale of real estate of $3.4 million.

The principal factors negatively affecting earnings per share in second quarter 2016 compared to second quarter 2015 include: (1) sluggish freight market conditions resulting in decelerating rate per total mile trends from difficult 2016 customer rate negotiations and weak spot market rates, lower miles per truck and increased empty miles, (2) the cost of driver pay increases implemented first quarter 2016 and independent contractor per mile increases in fourth quarter 2015, and (3) a soft used truck market. To address these more challenging market conditions, Werner continues to focus on various cost management initiatives.

Werner intends to continue, as part of its strategic plan, to reduce the average age of its truck fleet to approximately 1.5 years by December 31, 2016, but does not plan to grow its truck fleet until such time as its freight and rate markets show meaningful improvement.

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated van, temperature-controlled and flatbed; medium-to-long-haul, regional and local van; and expedited services. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal and international services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on the NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those

Werner Enterprises, Inc. – Release of June 20, 2016
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anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.